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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 14D-9

                                 (RULE 14D-101)

                   SOLICITATION/RECOMMENDATION STATEMENT UNDER
             SECTION 14(D)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

                              (Amendment No._____)
                           --------------------------


                       AMERICAN PRECISION INDUSTRIES INC.
                            (Name of Subject Company)

                       AMERICAN PRECISION INDUSTRIES INC.
                       (Name of Persons Filing Statement)

                   COMMON STOCK, $.66 2/3 PAR VALUE PER SHARE
                         (Title of Class of Securities)

                                   029069 10 1
                       (CUSIP Number of Class Securities)

                         ------------------------------


                                KURT WIEDENHAUPT
                       AMERICAN PRECISION INDUSTRIES INC.
                               2777 WALDEN AVENUE
                             BUFFALO, NY 14225-4748
                                 (716) 684-9700
      (Name, Address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)
                          ---------------------------
                                 WITH A COPY TO:
                              JAMES J. TANOUS, ESQ.
                        JAECKLE FLEISCHMANN & MUGEL, LLP
                             800 FLEET BANK BUILDING
                              TWELVE FOUNTAIN PLAZA
                             BUFFALO, NEW YORK 14202

                                 (716) 856-0600

[X]   CHECK THE BOX IF THE FILING RELATES SOLELY TO PRELIMINARY COMMUNICATIONS
MADE BEFORE THE COMMENCEMENT OF A TENDER OFFER.


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ITEM 9.           EXHIBITS

Exhibit 1         Press Release issued by American Precision Industries Inc.
                  on February 16, 2000.






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